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                                   EXHIBIT 11

                        CINCINNATI FINANCIAL CORPORATION
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                   (in thousands except for per share amounts)

                                         1996       1995        1994
                                       --------   --------    --------

Weighted average shares outstanding      55,736     55,668*     55,522*

Equivalent shares assumed to be
outstanding for:
Stock options:                              258        226*        231*
Convertible debentures                    1,789      1,792*      1,792*
                                       --------   --------    --------
Number of shares for primary
computation                              57,783     57,686*     57,545*

Other dilutive equivalent shares--
stock options                                71         90*       --
                                       --------   --------    --------
Number of shares assuming full
dilution                                 57,854     57,776*     57,545*
                                       ========   ========    ========
Net income                             $223,760   $227,350    $201,230

Interest on convertible debentures--
net of tax                                2,859      2,860       2,860
                                       --------   --------    --------

Net income for per share computation   $226,619   $230,210    $204,090
                                       ========   ========    ========
Earnings per share:

Total Primary                          $   3.92   $   3.99*   $   3.54*
                                       ========   ========    ========
Fully Diluted                          $   3.92   $   3.98*   $   3.54*
                                       ========   ========    ========
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*Adjusted to reflect a 5% stock dividend paid in April 1996.